BRIGHTHOUSE LIFE INSURANCE COMPANY

P.O. Box 4301

Clinton, IA 52733-4301

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) RIDER

This Rider is a part of the Contract to which it is attached and is effective as of the Rider Issue Date specified on the GLWB Rider Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider’s provisions will remain part of the Contract until terminated in accordance with the Termination of Rider provision.

For purposes of this Rider, “you/your” refers to the Owner of the Contract, or to the oldest Joint Owner, or to the Annuitant if the Owner is a non-natural person. “You” also refers to the surviving spouse after continuation if continued under this Rider’s Spousal Continuation provision.

This Rider amends the Contract as follows:

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

This Rider provides the conditions to receive guaranteed lifetime income from the Contract in an amount equal to the Annual Benefit Payment (see the Annual Benefit Payment provision) each year, as described in the Effect of the Account Value Reducing to Zero provision. You will not receive guaranteed lifetime income if your Account Value is reduced to zero due to an Early Withdrawal or due to an Excess Withdrawal.

DEFINITIONS

Annual Benefit Commencement Date

The Annual Benefit Commencement Date is the date that you provide to us to start taking withdrawals to begin benefits as provided by the Rider. The Annual Benefit Commencement Date must be provided in a Notice to us and cannot be changed once the first withdrawal to begin benefits is taken as provided by the Rider. The Earliest Annual Benefit Commencement Date and the Lifetime Withdrawal Age as specified on the GLWB Rider Schedule, must be attained. In the Notice, the Covered Person must elect whether the Annual Benefit Payment will be calculated using the Single Life or Joint Life rates, specified on the GLWB Rider Schedule. If Joint Life is elected, a Joint Covered Person must be added. If the Contract has Joint Owners, Joint Life is only available if the Joint Owners are spouses. Any withdrawal taken prior to the Annual Benefit Commencement Date will be considered an Early Withdrawal and will reduce the GLWB Base by a Proportional Adjustment.

Covered Person and/or Joint Covered Person

The Covered Person and/or Joint Covered Person (if applicable) is/are the natural person(s) whose life/lives is/are the basis for determining benefits under this Rider.

The Covered Person is determined on the Rider Issue Date and is the Owner, oldest Joint Owner, or Annuitant if the Contract is owned by a non-natural person. The Covered Person may not be changed.

A Joint Covered Person must be added if Joint Life is elected in the Notice for the Annual Benefit Commencement Date and is subject to the following:

a)	the Covered Person and the Joint Covered Person must be spouses;

b)	the age of the Joint Covered Person cannot be younger than the Covered Person by more than the Minimum Spousal Age, specified on the GLWB Rider Schedule; and

c)	the Joint Covered Person will be considered the primary Beneficiary, and any other Beneficiary will be treated as a contingent Beneficiary.

The Joint Covered Person cannot be changed after the Annual Benefit Commencement Date. On or after the Annual Benefit Commencement Date upon death of the Covered Person, if the Joint Covered Person is no longer your spouse, the Joint Covered Person will not be eligible to receive benefits provided by the Rider.

Early Withdrawal

Any withdrawal taken prior to the Annual Benefit Commencement Date will reduce the GLWB Base by a Proportional Adjustment of the full amount withdrawn (see below for a description of Proportional Adjustment). An Early Withdrawal could reduce the GLWB Base by more than the dollar amount of the Early Withdrawal. Withdrawal Charges, and any other charges or adjustments may apply if any withdrawals exceed the Free Withdrawal Amount, specified on the Contract Schedule.

Excess Withdrawal

On and after the Annual Benefit Commencement Date, an Excess Withdrawal is a withdrawal that causes the cumulative withdrawals for the current Contract Year to exceed the Annual Benefit Payment. An Excess Withdrawal is the portion of a withdrawal (including Withdrawal Charges and any charges added to the Contract by Rider applicable to the withdrawal)

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from the Account Value that causes the cumulative withdrawals to exceed the Annual Benefit Payment in that Contract Year and includes any subsequent withdrawals that occur in that Contract Year. Any Excess Withdrawal will result in a Proportional Adjustment to the GLWB Base. An Excess Withdrawal could reduce the GLWB Base by more than the dollar amount of the Excess Withdrawal. Upon request, we will notify you of the maximum amount that may be withdrawn without resulting in a Proportional Adjustment to the GLWB Base. Withdrawal requests in excess of that maximum amount would result in a Proportional Adjustment to the GLWB Base. Withdrawal Charges, and any other charges or adjustments may apply to any Excess Withdrawal.

Withdrawal Rate

The Withdrawal Rate is determined at the Annual Benefit Commencement Date and cannot be changed.

The Withdrawal Rate, specified on the GLWB Rider Schedule, is determined by (a), (b), and (c); where:

a)	is your age on the Annual Benefit Commencement Date;

b)	is the Contract Year from the Rider Issue Date on the Annual Benefit Commencement Date; and

c)	is Single Life or Joint Life, whichever is applicable.

Lifetime Guarantee Rate

The Lifetime Guarantee Rate is determined at the Annual Benefit Commencement Date and cannot be changed.

The Lifetime Guarantee Rate, specified on the GLWB Rider Schedule, is determined by (a), (b), and (c); where:

a)	is your age on the Annual Benefit Commencement Date;

b)	is the Contract Year from the Rider Issue Date on the Annual Benefit Commencement Date; and

c)	is Single Life or Joint Life, whichever is applicable.

Non-Excess Withdrawal

On and after the Annual Benefit Commencement Date, any withdrawal that does not exceed or cause the cumulative withdrawals for the current Contract Year to exceed the Annual Benefit Payment. Non-Excess Withdrawals do not reduce the GLWB Base.

Proportional Adjustment

An adjustment attributable to a withdrawal as the computation of dividing the dollar amount of any Early Withdrawal or Excess Withdrawal by the Account Value preceding such withdrawal.

Early Withdrawal example: if the GLWB Base is $120,000, the Account Value is $100,000 and you withdraw $10,000 (including any Withdrawal Charge), then your GLWB Base is decreased by $12,000 to $108,000 ($120,000 x

($10,000/$100,000) = $12,000).

Excess Withdrawal example: if the GLWB Base is $120,000, the Account Value is $100,000, your Annual Benefit Payment is $8,000 and you withdraw $10,000 (including any Withdrawal Charge), then your GLWB Base is decreased by $2,400 to $117,600 ($120,000 x ($2,000/$100,000) = $2,400).

Remaining Annual Benefit Payment

On and after the Annual Benefit Commencement Date, each time a withdrawal is made in a Contract Year, we decrease the Annual Benefit Payment for that Contract Year by such withdrawal and the remaining amount is the Remaining Annual Benefit Payment. Any Remaining Annual Benefit Payment not withdrawn in a Contract Year is not available in later Contract Years.

TRANSFER REQUIREMENTS

While the Rider is in force, you may make transfers subject to the Transfer Requirements, specified on the GLWB Rider Schedule.

ALLOCATION OPTIONS AVAILABLE AFTER THE ANNUAL BENEFIT COMMENCEMENT DATE

After the Annual Benefit Commencement Date and while the Rider is in force, you may allocate your Account Value to one or more of the Allocation Options Available After the Annual Benefit Commencement Date, specified on the GLWB Rider Schedule.

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GLWB BASE

As of the Rider Issue Date, the Initial GLWB Base is equal to the Purchase Payment.

The GLWB Base is the amount that we use to determine your Annual Benefit Payment and is also the amount to which the Rider Fee Rate, specified on the GLWB Rider Schedule, is applied. The GLWB Base cannot be withdrawn in a lump sum or paid as a death benefit and is not an amount that is guaranteed to be returned to you.

Effect of Withdrawals

Withdrawals prior to the Annual Benefit Commencement Date:

Any Early Withdrawal will result in a Proportional Adjustment to the GLWB Base.

Withdrawals on and after the Annual Benefit Commencement Date:

Any Non-Excess Withdrawal will not reduce the GLWB Base. Any Excess Withdrawal will result in a Proportional Adjustment to the GLWB Base.

AUTOMATIC STEP-UP

On each Automatic Step-Up Date, specified on the GLWB Rider Schedule, an Automatic Step-Up will occur provided that (a) the Account Value on that date exceeds the GLWB Base on the Automatic Step-Up Date and (b) your Attained Age does not exceed the Maximum Automatic Step-Up Age, specified on the GLWB Rider Schedule. Any other transactions that would reduce the Account Value on the Automatic Step-Up Date will be processed after applying the Automatic Step-Up.

An Automatic Step-Up:

a.	Will increase the GLWB Base to the Account Value after deducting any Rider Charge but prior to processing any transactions that would reduce the Account Value on the Automatic Step-Up Date; and

b.	That occurs after the Annual Benefit Commencement Date, will increase the Annual Benefit Payment to equal the Withdrawal Rate multiplied by the GLWB Base after the Automatic Step-Up.

ANNUAL BENEFIT PAYMENT

Prior to the Annual Benefit Commencement Date, there is no Annual Benefit Payment.

On and after the Annual Benefit Commencement Date, the Annual Benefit Payment is the maximum amount that may be withdrawn in the current Contract Year without resulting in a Proportional Adjustment to the GLWB Base. Your Annual Benefit Payment equals the applicable Withdrawal Rate, specified on the GLWB Rider Schedule, multiplied by the GLWB Base.

Each time the GLWB Base changes, the Annual Benefit Payment will be recalculated to equal the applicable Withdrawal Rate multiplied by the new GLWB Base.

On the Automatic Step-Up Date, specified on the GLWB Rider Schedule, the Annual Benefit Payment is recalculated after any Automatic Step-Ups take effect and before any other transactions that would reduce the Account Value are processed.

If your Contract is a Qualified Distribution Program (see the Qualified Distribution Program provision), your Annual Benefit Payment will be set to equal your Required Minimum Distribution Amount for that Contract Year, if greater than the Annual Benefit Payment calculated as described in this provision.

If you are enrolled in both the Automated Required Minimum Distribution Service and the Systematic Withdrawal programs (see the Automated Required Minimum Distribution Service Amount and Systematic Withdrawal Amount provisions), and you do not take additional withdrawals outside of these programs and your Remaining Annual Benefit Payment for that Contract Year is equal to zero, we will increase your Annual Benefit Payment by the amount of the withdrawals that remain to be taken under these programs in that Contract Year.

If you elect Joint Life and any Owner (or the Annuitant, if the Owner is a non-natural person) dies on or after the Annual Benefit Commencement Date, Annual Benefit Payments will remain available only if the decedent’s surviving spouse continues the Contract pursuant to the Spousal Continuation provision of the Rider.

If your Account Value is reduced to zero and lifetime payments are to begin as described in the Effect of the Account Value Reducing to Zero provision, the Annual Benefit Payment will equal the applicable Lifetime Guarantee Rate, specified on the GLWB Rider Schedule, multiplied by the GLWB Base.

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QUALIFIED DISTRIBUTION PROGRAM

For purposes of this Rider, your Contract shall be a Qualified Distribution Program if the Contract is (a) an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) is held by an individual retirement account under Section 408(a) of the Code, or (c) is held by or issued pursuant to any other retirement plan where the Contract or the plan is subject to the requirements of Section 401(a)(9) of the Code and the regulations thereunder.

REQUIRED MINIMUM DISTRIBUTION AMOUNT

The Required Minimum Distribution Amount is the greater of the previous and current calendar year’s required minimum distribution amounts for the Qualified Distribution Program and calculated by us under Section 401(a)(9) of the Code and the regulations thereunder. The Required Minimum Distribution Amount relates solely to this Contract and without regard to required minimum distributions for any other funding vehicle or the amount determined by our automated required minimum distribution service.

AUTOMATED REQUIRED MINIMUM DISTRIBUTION SERVICE AMOUNT

The Automated Required Minimum Distribution Service Amount is the amount withdrawn from your Contract automatically during the current Contract Year when you enroll in our automated required minimum distribution service to satisfy the required minimum distribution rules under Section 401(a)(9) of the Code and the regulations thereunder. Our automated required minimum distribution service is based on information relating to the Contract only. We ignore all other account balances from other funding vehicles.

SYSTEMATIC WITHDRAWAL AMOUNT

The Systematic Withdrawal Amount is the amount withdrawn during the Contract Year under a Company-sponsored optional systematic withdrawal program, if any, where total withdrawals under the Company-sponsored optional systematic withdrawal program in the Contract Year do not exceed an amount equal to the Annual Benefit Payment.

EFFECT OF THE ACCOUNT VALUE REDUCING TO ZERO

If your Account Value is reduced to zero on or after the Annual Benefit Commencement Date due to a Non-Excess Withdrawal, we will first pay you any Remaining Annual Benefit Payment in effect at the time the Account Value is reduced to zero (see the Annual Benefit Payment provision). Effective as of your next Contract Anniversary, we will then begin making monthly payments, using the applicable Lifetime Guarantee Rate, specified on the GLWB Rider Schedule, for the rest of the Covered Person’s life and, if applicable, the Joint Covered Person’s life.

If your Account Value is reduced to zero due to an Early Withdrawal or an Excess Withdrawal, lifetime payments are not available, no further benefits will be payable under this Rider, and this Rider will terminate.

If your Account Value is reduced to zero prior to the Annual Benefit Commencement Date because there are insufficient funds to deduct any Rider Charge from your Account Value, we will begin making monthly payments to you for the rest of the Covered Person’s life and, if applicable, the Joint Covered Persons life, using the Lifetime Guarantee Rate, specified on the GLWB Rider Schedule, as determined by (a), (b), and (c); where:

a)	is your age when your Account Value is reduced to zero (if you have not reached the Lifetime Withdrawal Age, the Lifetime Guarantee Rate that corresponds with the Lifetime Withdrawal Age will apply);

b)

is the Contract Year from the Rider Issue Date when your Account Value is reduced to zero (if you have not reached the Earliest Annual Benefit Commencement Date, the Lifetime Guarantee Rate that corresponds with the Earliest Annual Benefit Commencement Date will apply); and

c)	is Single Life or Joint Life, whichever is applicable.

If your Account Value is reduced to zero on or after the Annual Benefit Commencement Date because there are insufficient funds to deduct any Rider Charge from your Account Value, we will begin making monthly payments for the rest of the Covered Person’s life and, if applicable, the Joint Covered Person’s life, using the applicable Lifetime Guarantee Rate, specified on the GLWB Rider Schedule.

Once Annual Benefit Payments are made after the Account Value is reduced to zero, no death benefit will be paid. For spouses with Contracts where Joint Life is elected, any Annual Benefit Payments will be made for both the Covered Person’s life and the Joint Covered Person’s life.

The Annual Benefit Payment may be paid at any other frequency acceptable to you and us, but not less frequently than annually, and will be equal to the Annual Benefit Payment divided by the number of payments per year.

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RIDER CHARGE

As of the close of the Business Day on the Rider Charge Date specified on the GLWB Rider Schedule, the Rider Charge will be deducted from your Account Value. The Rider Charge is equal to the Rider Fee Rate multiplied by the GLWB Base on the Rider Charge Date (before taking into account any Automatic Step-Up occurring on such Rider Charge Date and before any other transactions that would reduce the Account Value are processed). The Rider Fee Rate is specified on the GLWB Rider Schedule.

If this Rider terminates (except for a termination under (b), (c), (d) or (e) under the Termination of Rider provision upon which the Rider Charge is waived), a pro rata portion of the Rider Charge will be assessed based on the number of full months from the last Rider Charge Date to the date of termination.

The Rider Charge will be deducted from each applicable Allocation Option in the ratio the portion of the Account Value in such Allocation Option bears to the total Account Value. The Rider Charge will be deducted even if the benefits provided by this Rider are never used.

TERMINATION OF RIDER

This Rider cannot be canceled but will terminate upon the earliest of:

(a)	The date of an Early Withdrawal or Excess Withdrawal that reduces the Account Value to zero (see the Effect of the Account Value Reducing to Zero provision);

(b)	The date of a Non-Excess Withdrawal, after the Annual Benefit Commencement Date, that reduces the Account Value to zero (see the Effect of the Account Value Reducing to Zero provision);

(c)	The date there are insufficient funds to deduct any Rider Charge from your Account Value (see the Effect of the Account Value Reducing to Zero provision);

(d)	Death of the Owner or Joint Owner or the Annuitant if the Owner is a non-natural person unless continued under the Spousal Continuation provision;

(e)

Death of the Owner after Spousal Continuation as described in (d) (this Rider will not terminate upon the first Spousal Continuation of the Contract; however, this Rider will terminate upon any subsequent Spousal Continuations of the Contract.);

(f)	The date you annuitize any portion of your Account Value and begin Annuity Payments;

(g)	Upon a change in ownership (or assignment) of the Contract unless:

i.

The new Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g., an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner’s lifetime, etc.); or

ii.	The assignment is for an exchange under Section 1035 of the Code (i.e., this Rider may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(h)	Termination of the Contract to which this Rider is attached.

SPOUSAL CONTINUATION

Provided your spouse meets the Minimum Spousal Age requirement specified on the GLWB Rider Schedule, if your spouse continues the Contract under the spousal continuation provisions of the Contract, and this Rider is in effect at the time of the continuation, then the same terms and conditions that applied to the Owner under this Rider will continue to apply to the surviving spouse, and the surviving spouse is guaranteed to receive the Annual Benefit Payment each year for the remainder of his or her life, as described under the Effect of the Account Value Reducing to Zero provision, provided this Rider is not terminated (see the Termination of Rider provision).

If the Contract is continued and the Annual Benefit Commencement Date is not yet established, the new Owner will become the Covered Person and must provide Notice to us to establish the Annual Benefit Commencement Date and may only choose a Single Life option.

If the Contract is continued after the Annual Benefit Commencement Date, then the Withdrawal Rate that applies after Spousal Continuation will be the same as the Withdrawal Rate in effect prior to Spousal Continuation. After the Annual Benefit Commencement Date, Spousal Continuation is only available if Joint Life was elected.

This Rider will not terminate upon the first Spousal Continuation of the Contract provided your spouse meets the Minimum Spousal Age requirement specified on the GLWB Rider Schedule. This Rider will terminate upon any subsequent Spousal Continuations of the Contract. This Rider will terminate if your spouse does not meet the Minimum Spousal Age requirement.

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If this Rider is continued under Spousal Continuation and the Account Value is subsequently reduced to zero because of a Non-Excess Withdrawal, or because there are insufficient funds to deduct any Rider Charge from the Account Value, we will make lifetime payments using the applicable Lifetime Guarantee Rate to your spouse (the new Owner) for the rest of their life.

MATURITY DATE

If this Rider is in effect and you have reached the Maturity Date of your Contract, and we do not agree to defer the Maturity Date of your Contract, we will make an additional Annuity Option available to you that will pay you the Annual Benefit Payment for as long as you live.

COMPLIANCE WITH TAX CODE

This Rider will be interpreted and administered in accordance with Section 72(s) or Section 401(a)(9) of the Code (including Section 401(a)(9)(B) of the Code) and the regulations thereunder as applicable.

We reserve the right to amend this Rider and accelerate distributions where necessary to comply with the Code (including, but not limited to Section 72(s) of the Code or Section 401(a)(9) of the Code).

Signed by the Company.
Secretary

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